EXHIBIT 5.1

                                          July 19, 2000

Photronics, Inc.
1061 East Indiantown Road
Jupiter, FL  33477

Re:   Photronics, Inc. Registration Statement on Form S-8
      ("Registration Statement")

Ladies and Gentlemen:

     I am furnishing this opinion of counsel to Photronics, Inc., a Connecticut corporation (the "Company"), for filing as Exhibit
5.1 to the Registration Statement on Form S-8 (the "Registration Statement") relating to the issuance of up to 1,379,867 shares of the Company's common stock, par value $0.1 per share (the "Shares"), pursuant to the following stock plans of the Company and Align-Rite International, Inc., its wholly-owned subsidiary:
Photronics, Inc 2000 Stock Plan; Align-Rite International, Inc. Stock Option Plan; and Align-Rite International Limited Employee Share Option Scheme (collectively the "Plans").

     For purposes of rendering this opinion, I have examined the Plans, the Certificate of Incorporation, as amended, and Bylaws of the Company, and the originals, or copies certified or otherwise identified to my satisfaction, of records of corporate proceedings of the Company, certificates of public officials and of representatives of the Company, and such other documents and records as I deemed necessary. In such examination I have assumed the genuineness of all signatures, the authenticity of all corporate records and other documents submitted to me as originals and the conformity to original documents of documents submitted to me as certified or photostatic copies.

     Based upon my examination as aforesaid, and in reliance upon my examination of such questions of law as I deemed relevant under the circumstances, I am of the opinion that:

     (1) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Connecticut.

     (2) The Shares to be issued upon the exercise of stock options and the grant of restricted stock in accordance with the terms of the Plans will be duly authorized and validly issued, and will be fully paid and non-assessable when stock options shall have been properly exercised and the exercise price shall have been paid for the Shares in accordance with the terms of the Plans.

     I hereby consent to the filing of this opinion of counsel as
Exhibit 5.1 to the Registration Statement. In giving the foregoing consent, I do not thereby admit that I belong to the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated by the Securities and Exchange Commission thereunder. Please note that I am a Senior Vice President of the Company and beneficially own 22,834 shares of the Company's common stock and hold options to purchase 165,000 shares of the Company's common stock.

                                          Very truly yours,

                                          /s/ JEFFREY P. MOONAN
                                          ---------------------
                                          Jeffrey P. Moonan
                                          General Counsel
                                          Photronics, Inc.